Viacom Inc. and Subsidiaries
                      Computation of Net Earnings Per Share


                                                         Quarter ended September 30,   Nine months ended September 30,
                                                         ---------------------------   -------------------------------
                                                            1996            1995            1996            1995
                                                         ----------      ----------      ----------      ----------
                                                                   (In millions, except per share amounts)
Earnings:
Net earnings from continuing operations ...........      $    102.1      $     77.5      $    142.7      $    151.3
Cumulative convertible preferred stock dividend
   requirement ....................................            15.0            15.0            45.0            45.0
                                                         ----------      ----------      ----------      ----------
Earnings from continuing operations attributable to
   common stock ...................................            87.1            62.5            97.7           106.3
Earnings from discontinued operations, net of tax .            --              16.3            28.3            66.7
Gain on split-off of discontinued operations, net
   of tax .........................................         1,304.3            --           1,304.3            --
                                                         ----------      ----------      ----------      ----------
Net earnings attributable to common stock .........      $  1,391.4      $     78.8      $  1,430.3      $    173.0
                                                         ==========      ==========      ==========      ==========

Primary Computation:
--------------------
   Shares:
   Weighted average number of common shares
   outstanding ....................................           361.6           361.3           367.8           360.2
   Common shares potentially issuable in connection
     with:
     Stock options and warrants ...................             2.4             8.8             3.8             8.5
     Variable common rights (b) ...................            --               6.0            --               6.1
                                                         ----------      ----------      ----------      ----------
   Weighted average common shares and common
     share equivalents ............................           364.0           376.1           371.6           374.8
                                                         ==========      ==========      ==========      ==========

Net earnings per common share:
Net earnings from continuing operations ...........      $     0.24      $     0.17      $     0.26      $     0.28
Earnings from discontinued operations, net of tax .            --              0.04            0.08            0.18
Gain on split-off of discontinued operations, net
   of tax .........................................            3.58            --              3.51            --
                                                         ----------      ----------      ----------      ----------
Net earnings ......................................      $     3.82      $     0.21      $     3.85      $     0.46
                                                         ==========      ==========      ==========      ==========

Fully Diluted Computation:
--------------------------
   Shares:
   Weighted average number of common shares
     outstanding ..................................           361.6           361.3           367.8           360.2
   Common shares potentially issuable in connection
     with:
     Stock options and warrants ...................             2.6             9.1             3.9             8.8
     Preferred Stock (a) ..........................            17.2            --              17.2            --
     Variable common rights (b) ...................            --               6.0            --               6.1
                                                         ----------      ----------      ----------      ----------
   Weighted average common shares and common
     share equivalents ............................           381.4           376.4           388.9           375.1
                                                         ==========      ==========      ==========      ==========

Net earnings per common share:
Net earnings from continuing operations ...........      $     0.27      $     0.17      $     0.37      $     0.28
Earnings from discontinued operations, net of tax .            --              0.04            0.07            0.18
Gain on split-off of discontinued operations, net
   of tax .........................................            3.42            --              3.35            --
                                                         ----------      ----------      ----------      ----------
Net earnings ......................................      $     3.69      $     0.21      $     3.79      $     0.46
                                                         ==========      ==========      ==========      ==========

(a) For the third quarter and nine months ended September 30, 1996, the assumed conversion of preferred stock had a dilutive effect on net earnings per share, resulting from the gain on the Cable split-off, and therefore the assumed conversion was included in the fully diluted earnings per share calculation.

     For the third quarter and nine months ended September 30, 1995, the assumed conversion of preferred stock had an anti-dilutive effect on earnings per share, resulting from the assumed reduction in Preferred Stock dividends, and therefore was excluded from the fully diluted earnings per share calculation.

(b) The variable common rights (the "VCRs") matured on September 29, 1995. The Company issued approximately 6.1 million shares of Viacom Inc. Class B Common Stock, or .022665 of a share of Viacom Inc. Class B Common Stock per VCR, to settle its obligation under the VCRs.